Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the CRA International, Inc. 2006 Equity Incentive Plan of our reports dated February 6, 2006, with respect to the consolidated financial statements of CRA International, Inc., CRA International, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of CRA International, Inc. included in its Annual Report (Form 10-K) for the year ended November 26, 2005 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 19, 2006